Exhibit 16.1

malonebailey LLP
Certified Public Accounting Firm

July 15, 2016

United States Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Satya Worldwide, Inc. to be filed with the Securities and Exchange Commission on or about July 15, 2016. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/  malonebailey LLP

       malonebailey LLP

www.malonebailey.com

 Houston, Texas